EXHIBIT 23(c)

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- 0000) pertaining to the Stock Option Agreement made as of April 1, 1996 between Manhattan Bagel Company, Inc. And CRC, Inc. as amended of our reports (a) dated February 14, 1996 with respect to the consolidated financial statements for the year ended December 31, 1995 of Manhattan Bagel Company, Inc. included in its Annual Report (Form 10-KSB) and (b) dated December 31, 1995 of Manhattan Bagel Company, Inc. which reflects the pooling-of-interest transaction with Specialty Bakeries, Inc. included in its Current Report on Form 8-K dated May 23, 1996, as amended, filed with the Securities and Exchange Commission.


                                                  /s/ ERNST & YOUNG LLP

ERNST & YOUNG

Princeton, New Jersey
October 30, 1996